EXHIBIT 99.2

ADMINISTRATION AGREEMENT

AMONG

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 20[●]-[●],

AS ISSUING ENTITY

WORLD OMNI FINANCIAL CORP.,

AS ADMINISTRATOR

AND

[●],

AS INDENTURE TRUSTEE

DATED AS OF [●], 20[●]

Table of Contents

Page

1.	Duties of the Administrator	2
2.	Records	4
3.	Compensation; Payment of Fees and Expenses	4
4.	Independence of the Administrator	5
5.	No Joint Venture	5
6.	Other Activities of the Administrator	6
7.	Representations and Warranties of the Administrator	6
8.	Administrator Replacement Events; Termination of the Administrator	7
9.	Action upon Termination or Removal	9
10.	Liens	9
11.	Notices	9
12.	Amendments	10
13.	Governing Law; Submission to Jurisdiction	11
14.	Headings	12
15.	Counterparts; Electronic Signatures	12
16.	Severability of Provisions	13
17.	Not Applicable to World Omni in Other Capacities	13
18.	Benefits of the Administration Agreement	13
19.	Assignment	13
20.	Nonpetition Covenant	13
21.	Limitation of Liability	14
22.	Each Exchange Note Separate; Assignees of Exchange Note	14

i

THIS ADMINISTRATION AGREEMENT (this “Agreement”) dated as of [●], 20[●], is between WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 20[●]-[●], a Delaware statutory trust (the “Issuing Entity”), WORLD OMNI FINANCIAL CORP., a Florida corporation, as administrator (“World Omni” or in its capacity as administrator, the “Administrator”), and [●], a [national banking association], as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned such terms in Appendix A to the Indenture, dated as of the date hereof (the “Indenture”), by and among the Issuing Entity, the Indenture Trustee, and [●], as Account Bank.

WITNESSETH:

WHEREAS, the Issuing Entity has issued the Notes pursuant to the Indenture and the Certificates pursuant to the Trust Agreement and has entered into or is subject to certain agreements in connection therewith, including, (i) the Exchange Note Transfer Agreement, (ii) the Indenture, (iii) the Depository Agreement, (iv) the Trust Agreement [and] (v) the Asset Representations Review Agreement, [(vi)] [the interest rate swap agreements, in effect on the date hereof, between the Issuing Entity and the Swap Counterparty (as may be amended, supplemented or otherwise modified and in effect from time to time, the “Interest Rate Swaps”), and (vii) the swap counterparty rights agreement, dated as of the date hereof, among the Issuing Entity, the Swap Counterparty, the Depositor and World Omni (as may be amended, supplemented or otherwise modified and in effect from time to time, the “Swap Counterparty Rights Agreement”)] [and (viii) the interest rate cap agreements, in effect on the date hereof, between the Issuing Entity and the Cap Counterparty (as may be amended, supplemented or otherwise modified and in effect from time to time, the “Interest Rate Caps”)] (each of the agreements referred to in clauses (i) through ([viii]) are referred to herein collectively as the “Issuing Entity Documents”);

WHEREAS, to secure payment of the Notes, the Issuing Entity has pledged the Collateral to the Indenture Trustee pursuant to the Indenture;

WHEREAS, pursuant to the Issuing Entity Documents, the Issuing Entity is required to perform certain duties;

WHEREAS, the Issuing Entity desires to have the Administrator perform certain of the duties of the Issuing Entity, and to provide such additional services consistent with this Agreement and the Issuing Entity Documents as the Issuing Entity may from time to time request;

WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuing Entity on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Duties of the Administrator.

(a)            Duties with Respect to the Issuing Entity Documents. The Administrator shall perform all of its duties as Administrator under this Agreement and the Issuing Entity Documents and the duties and obligations of the Issuing Entity and the Owner Trustee (in its capacity as owner trustee) under the Issuing Entity Documents; provided, however, except as otherwise provided in the Issuing Entity Documents, that the Administrator shall have no obligation to make any payment required to be made by the Issuing Entity under any Issuing Entity Document. In addition, the Administrator shall consult with the Issuing Entity and the Owner Trustee regarding its duties and obligations under the Issuing Entity Documents. The Administrator shall monitor the performance of the Issuing Entity and the Owner Trustee and shall advise the Issuing Entity and the Owner Trustee when action is necessary to comply with the Issuing Entity’s and the Owner Trustee’s duties and obligations under the Issuing Entity Documents. [Further, on behalf of the Issuing Entity, the Administrator shall perform the duties and obligations related to a transition from the then-current Benchmark, including but not limited to the determination of a Benchmark Transition Event and its related Benchmark Replacement Date and any Benchmark Replacement Conforming Changes or SOFR Adjustment Conforming Changes pursuant to the terms of the Indenture.] The Administrator shall perform such calculations [(including any calculations related to a transition from the then-current Benchmark pursuant to the terms of the Indenture)] as it shall be the duty of the Issuing Entity or the Owner Trustee (in its capacity as owner trustee) to prepare or deliver pursuant to the Issuing Entity Documents, and shall prepare for execution by the Issuing Entity or the Owner Trustee or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuing Entity or the Owner Trustee (in its capacity as owner trustee) to prepare, file or deliver pursuant to the Issuing Entity Documents. In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Issuing Entity or the Owner Trustee (in its capacity as owner trustee) to take pursuant to the Issuing Entity Documents, and shall prepare and execute on behalf of the Issuing Entity or the Owner Trustee all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuing Entity or the Owner Trustee to prepare, file or deliver pursuant to the Issuing Entity Documents or otherwise by applicable law. To the extent a Reallocation Request received from a Noteholder or Note Owner has not been resolved, the alleged breach has not otherwise been cured or the related Transaction Unit has not otherwise been reallocated, paid-off or otherwise satisfied, within 180 days of the receipt of notice of the Reallocation Request by the Seller, the Administrator shall direct the Indenture Trustee to notify such Requesting Party that the Reallocation Request remains unresolved in connection with Section 2.3(d) of the Exchange Note Sale Agreement.

(b)            No Action by Administrator. Notwithstanding anything to the contrary in the Agreement, the Administrator shall not be obligated to, and shall not, take any action that the Issuing Entity directs the Administrator not to take or which would result in a violation or breach of the Issuing Entity’s covenants, agreements or obligations under any of the Issuing Entity Documents.

(c)            Non-Ministerial Matters; Exceptions to Administrator Duties.

(i)            Notwithstanding anything to the contrary in this Agreement, with respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless, within a reasonable time before the taking of such action, the Administrator shall have notified the Issuing Entity of the proposed action and the Issuing Entity shall not have withheld consent or provided an alternative direction. For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

(A)            the initiation of any claim or lawsuit by the Issuing Entity and the compromise of any action, claim or lawsuit brought by or against the Issuing Entity;

(B)            the appointment of successor Note Registrars, successor Paying Agents, successor Indenture Trustees, successor Administrators or successor Servicers, or the consent to the assignment by the Note Registrar, the Paying Agent or the Indenture Trustee of its obligations under the Indenture;

(C)            the removal of the Indenture Trustee; and

(D)            the removal of the Asset Representations Reviewer.

(ii)            Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, (x) make any payments to the Noteholders under the Transaction Documents, (y) except as provided in the

Transaction Documents, sell the Trust Estate or (z) take any other action that the Issuing Entity directs the Administrator not to take on its behalf.

2.            Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection upon reasonable written request by the Issuing Entity, the Depositor and the Indenture Trustee at any time during normal business hours.

3.            Compensation; Payment of Fees and Expenses.

(a)            Administration Fee. As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to receive the Administration Fee in accordance with Section 8.5 of the Indenture. The Administrator shall pay all expenses incurred by it in connection with its activities hereunder.

(b)            Compensation and Indemnification under the Transaction Documents. The Administrator shall:

(i)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, pay to the Indenture Trustee and any separate trustee or co-trustee appointed pursuant to the terms of the Indenture (a “Separate Trustee”) from time to time such compensation as the Issuing Entity, the Administrator and the Indenture Trustee shall from time to time agree in writing for services rendered under the Indenture (which compensation shall not be limited by any law on compensation of a trustee of an express trust);

(ii)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, and except as otherwise expressly provided in the Indenture, reimburse the Indenture Trustee and any Separate Trustee for all reasonable expenses, disbursements and advances reasonably incurred in connection with the performance of their duties under the Indenture;

(iii)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, indemnify the Indenture Trustee and any Separate Trustee, in their respective individual capacities and as trustees, and their successors, assigns, directors, officers, employees and agents in accordance with Section 6.7 of the Indenture;

(iv)            defend any claim for which the Indenture Trustee or any Separate Trustee seeks indemnity and pay the fees and expenses of separate counsel of the Indenture Trustee or any Separate Trustee related to such defense;

(v)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, pay to the Owner Trustee from time to time compensation for all services rendered by the Owner Trustee under the Trust Agreement in accordance with a fee letter between the Administrator and the Owner Trustee (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(vi)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, reimburse the Owner Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Owner Trustee in accordance with any provision of the Trust Agreement (including the reasonable compensation, expenses and disbursements of such agents and counsel as the Owner Trustee may employ in connection with the exercise and performance of its rights and authority and its duties under the Trust Agreement), except any such expense that may be attributable to the Owner Trustee’s willful misconduct, gross negligence or bad faith; and

(vii)            unless otherwise paid pursuant to Section 5.4(b)(i) of the Indenture, indemnify the Owner Trustee in its individual capacity and as trustee and its successors, assigns, directors, officers, employees and agents in accordance with Section 8.02 of the Trust Agreement;

provided that, notwithstanding anything to the contrary contained herein or in any other Transaction Document, clauses (i) through (vii) above shall survive the termination of this Agreement.

4.            Independence of the Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuing Entity or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuing Entity or the Transaction Documents, the Administrator shall have no authority to act for or to represent the Issuing Entity in any way (other than as permitted hereunder) and shall not otherwise be deemed an agent of the Issuing Entity.

5.            No Joint Venture. Nothing contained in this Agreement (i) shall constitute the Administrator and the Issuing Entity as members of any partnership, joint venture, association,

syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

6.            Other Activities of the Administrator. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an Administrator for any other Person even though such Person may engage in business activities similar to those of the Issuing Entity, the Owner Trustee or the Indenture Trustee.

7.            Representations and Warranties of the Administrator. The Administrator represents and warrants to the Issuing Entity and the Indenture Trustee as follows:

(a)            Existence and Power. The Administrator is a corporation validly existing and in good standing under the laws of its state of organization and has, in all material respects, all power and authority to carry on its business as now conducted. The Administrator has obtained all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect the ability of the Administrator to perform its obligations under the Transaction Documents.

(b)            Authorization and No Contravention. The execution, delivery and performance by the Administrator of the Transaction Documents to which it is a party (i) have been duly authorized by all necessary action on the part of the Administrator and (ii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its organizational documents or (C) any material agreement, contract, order or other instrument to which it is a party or its property is subject, other than violations which do not affect the legality, validity or enforceability of any of such agreements and which, individually or in the aggregate, would not materially and adversely affect the transactions contemplated by, or the Administrator’s ability to perform its obligations under, the Transaction Documents.

(c)            No Consent Required. No approval or authorization by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Administrator of any Transaction Document other than (i) UCC filings, (ii) approvals and authorizations that have previously been obtained and filings that have previously been made and (iii) approvals, authorizations or filings which, if not obtained or made, would not materially and adversely affect the ability of the Administrator to perform its obligations under the Transaction Documents.

(d)            Binding Effect. Each Transaction Document to which the Administrator is a party constitutes the legal, valid and binding obligation of the Administrator enforceable against the Administrator in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and, if applicable, the rights of creditors of limited liability companies from time to time in effect or by general principles of equity.

8.            Administrator Replacement Events; Termination of the Administrator.

(a)            Subject to clauses (d) and (e) below, the Administrator may resign its duties hereunder by providing the Issuing Entity with at least sixty (60) days’ prior written notice.

(b)            Subject to clauses (d) and (e) below, the Issuing Entity may remove the Administrator without cause by providing the Administrator with at least sixty (60) days’ prior written notice.

(c)            The occurrence of any one of the following events (each, an “Administrator Replacement Event”) shall also entitle the Issuing Entity, subject to Section 19 hereof, to terminate and replace the Administrator:

(i)            any failure by the Administrator to deliver or cause to be delivered any required payment to the Indenture Trustee for distribution to the Noteholders, which failure continues unremedied for ten business days after discovery thereof by a Responsible Officer of the Administrator or receipt by the Administrator of written notice thereof from the Indenture Trustee or Noteholders evidencing at least a majority of the aggregate principal amount of the Outstanding Notes, voting together as a single class;

(ii)            any failure by the Administrator to duly observe or perform in any material respect any other of its covenants or agreements in this Agreement, which failure materially and adversely affects the rights of the Issuing Entity or the Noteholders, and which continues unremedied for 90 days after discovery thereof by a Responsible Officer of the Administrator or receipt by the Administrator of written notice thereof from the Indenture Trustee or Noteholders evidencing at least a majority of the aggregate principal amount of the Outstanding Notes, voting together as a single class;

(iii)            any representation or warranty of the Administrator made in any Transaction Document to which the Administrator is a party or by which it is bound or any certificate delivered pursuant to this Agreement proves to have been incorrect in any material respect when made, which failure materially and adversely affects the rights of the Issuing Entity or the Noteholders, and which failure continues unremedied for 90 days after discovery thereof by a Responsible Officer of the Administrator or receipt by the Administrator of written notice thereof from the Indenture Trustee or Noteholders evidencing at least a majority of the aggregate principal amount of the Outstanding Notes, voting together as a single class (it being understood that any reallocation of a Transaction Unit from the Reference Pool to the Warehouse Facility Pool or any Unencumbered Reference Pool by ALF LLC pursuant to Section 2.3 of the Exchange Note Sale Agreement shall be deemed to remedy any incorrect representation or warranty with respect to such Transaction Unit); or

(iv)            the Administrator suffers a Bankruptcy Event.

provided, however, that a delay in or failure of performance referred to under clauses (i), (ii) or (iii) above for a period of not more than 150 days will not constitute an Administrator Replacement Event if such delay or failure was caused by force majeure or other similar occurrence.

(d)            If an Administrator Replacement Event shall have occurred, the Issuing Entity may, subject to Section 19 hereof, by notice given to the Administrator and the Owner Trustee, terminate all or a portion of the rights and powers of the Administrator under this Agreement, including the rights of the Administrator to receive the annual fee for services hereunder for all periods following such termination; provided, however, that such termination shall not become effective until such time as the Issuing Entity, subject to Section 19 hereof, shall have appointed a successor Administrator in the manner set forth below. Upon any such termination, all rights, powers, duties and responsibilities of the Administrator under this Agreement shall vest in and be assumed by any successor Administrator appointed by the Issuing Entity, subject to Section 19 hereof, pursuant to a management agreement between the Issuing Entity and such successor Administrator, containing substantially the same provisions as this Agreement (including with respect to the compensation of such successor Administrator), and the successor Administrator is hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Administrator, as attorney-in-fact or otherwise, all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect such vesting and assumption. Further, in such event, the Administrator shall use its commercially reasonable efforts to effect the orderly and efficient transfer of the administration of the Issuing Entity to the new Administrator.

(e)            The Issuing Entity, subject to Section 19 hereof, may waive in writing any Administrator Replacement Event by the Administrator in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past Administrator Replacement Event, such Administrator Replacement Event shall cease to exist, and any Administrator Replacement Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other Administrator Replacement Event or impair any right consequent thereon.

9.            Action upon Termination or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 8, or the removal of the Administrator pursuant to Section 8, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination or removal.

10.          Liens. The Administrator will not directly or indirectly create, allow or suffer to exist any Lien on the Collateral other than Permitted Liens.

11.          Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)            if to the Administrator, to:

World Omni Financial Corp.
250 Jim Moran Blvd.
Deerfield Beach, Florida 33442
Attention: [●]
Telephone: [●]
Facsimile: [●]

(b)            if to the Issuing Entity, to the Owner Trustee’s Corporate Trust Office;

(c)            if to the Owner Trustee, to its Corporate Trust Office; and

(d)            if to the Indenture Trustee, to its Corporate Trust Office

or to such other address or electronic mail address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid or hand-delivered to the address of such party as provided above or received by electronic mail. Notwithstanding the foregoing, with the consent of the appropriate party to this Agreement, the obligations of World Omni and any Affiliate of World Omni to deliver or provide any demand, delivery, notice, communication or instruction to such party other than a Noteholder shall be satisfied by World Omni or such Affiliate, as the case may be, making such demand, delivery, notice, communication or instruction available at [●], or such other website or distribution service or provider as World Omni or such Affiliate, as applicable, shall designate by written notice to the other parties hereto.

If World Omni is no longer the Administrator, the successor Administrator shall provide any required Rating Agency notices under this Agreement to the Depositor, who shall promptly provide such notices to the Rating Agencies.

12.          Amendments.

(a)            Any term or provision of this Agreement may be amended by the Administrator without the consent of the Indenture Trustee, any Noteholder or the Issuing Entity; provided that (i) any amendment that materially and adversely affects the interests of the Noteholders shall require the consent of Noteholders evidencing not less than a majority of the aggregate outstanding principal amount of the Outstanding Notes, voting as a single class, and (ii) any amendment that materially and adversely affects the interests of the Certificateholders, the Indenture Trustee or the Owner Trustee shall require the prior written consent of the Persons whose interests are materially and adversely affected. An amendment shall be deemed not to materially and adversely affect the interests of the Noteholders if the Rating Agency Condition is satisfied with respect to such amendment. The consent of the Certificateholders or the Issuing Entity shall be deemed to have been given if the Closed-End Servicer does not receive a written objection from such Person within 10 Business Days after a written request for such consent shall have been given.

(b)            It shall not be necessary for the consent of any Person pursuant to this Section for such Person to approve the particular form of any proposed amendment, but it shall be sufficient if such Person consents to the substance thereof.

(c)            Notwithstanding anything herein to the contrary, any term or provision of this Agreement may be amended by the parties hereto without the consent of any of the Noteholders or any other Person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition shall have been satisfied.

(d)            Prior to the execution of any amendment to this Agreement, the Administrator shall provide each Rating Agency with written notice of the substance of such amendment. No later than 10 Business Days after the execution of any amendment to this Agreement, the Administrator shall furnish a copy of such amendment to each Rating Agency, the Issuing Entity, the Owner Trustee, and the Indenture Trustee.

(e)            Prior to the execution of any amendment to this Agreement, the Issuing Entity, the Owner Trustee and the Indenture Trustee shall be provided with and may conclusively rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent to the execution and delivery of such amendment have been satisfied. The Owner Trustee and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which adversely affects the Owner Trustee’s or the Indenture Trustee’s, as applicable, own rights, duties, benefits, protections, privileges, indemnities or immunities under this Agreement.

(f)            [Notwithstanding any other provision of this Agreement, if the consent of the Swap Counterparty is required pursuant to the Swap Counterparty Rights Agreement to amend this Agreement, any such purported amendment shall be null and void ab initio unless the Swap Counterparty consents in writing to such amendment.]

13.          Governing Law; Submission to Jurisdiction.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)            Each of the parties hereto hereby irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement or any documents executed and delivered in connection herewith, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address determined in accordance with Section 11 of this Agreement; and

(iv)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.          Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

15.          Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Each of the parties agree that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign or any other digital signature provider) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission; provided, however, that upon the request of the Indenture Trustee, any electronic signature delivered pursuant to this Section 15 shall be followed with a manually executed, original counterpart within a reasonable period of time following such request, to the extent such manually executed, original counterpart shall be required by applicable law or a regulatory body having supervisory authority over the Indenture Trustee. The Indenture Trustee and Owner Trustee shall not be liable for, and shall be indemnified and held harmless under the applicable Transaction Document against any loss, liability or expense arising out of the use of electronic or digital signatures and electronic methods of submission with respect to this Agreement, the Transaction Documents and any documents or notices delivered to the Indenture Trustee or Owner Trustee pursuant to this Agreement or the related documents, including the risk of the Indenture Trustee or Owner

Trustee acting on any unauthorized instructions and the risk of interception and misuse by third parties.

16.          Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

17.          Not Applicable to World Omni in Other Capacities. Nothing in this Agreement shall affect any obligation World Omni may have in any other capacity.

18.          Benefits of the Administration Agreement. Nothing in this Agreement, expressed or implied, shall give to any Person other than the parties hereto and their successors hereunder, the Owner Trustee, any separate trustee or co-trustee appointed under the Indenture and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Agreement. For the avoidance of doubt, the Owner Trustee is a third-party beneficiary of this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

19.          Assignment. Each party hereto hereby acknowledges and consents to the mortgage, pledge, assignment and grant of a security interest by the Issuing Entity to the Indenture Trustee pursuant to the Indenture for the benefit of the Noteholders of all of the Issuing Entity’s rights under this Agreement. In addition, the Administrator hereby acknowledges and agrees that for so long as any Notes are outstanding, the Indenture Trustee may, or at the direction of Noteholders holding not less than 66 2/3% of the Outstanding Note Amount and subject to the rights, protections and immunities set forth in the Indenture, shall exercise all waivers and consents, rights, remedies, powers, privileges and claims of the Issuing Entity under this Agreement.

20.          Nonpetition Covenant. With respect to each Bankruptcy Remote Party, each party hereto agrees that, prior to the date which is one year and one day after payment in full of all obligations under each Financing (i) no party hereto shall authorize such Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of any party hereto or any other creditor of such Bankruptcy Remote Party, and (ii) none of the parties hereto shall commence or join with any other Person in commencing any proceeding against such Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction. Each of the parties hereto agrees that, prior to the date which is one year and one day after the payment in full of all obligations under each Financing, it will not institute against, or join any other Person in instituting against, any Bankruptcy Remote Party an action in bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceeding under the laws of the United States or any State of the United States.

21.          Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by [●], not individually or personally but solely as Owner Trustee of the Issuing Entity, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuing Entity is made and intended not as personal representations, undertakings and agreements by [●] but is made and intended for the purpose of binding only the Issuing Entity, (c) nothing herein contained shall be construed as creating any liability on [●], individually or personally, to perform any covenant either expressed or implied contained herein of the Issuing Entity, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) [●] has not verified and made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuing Entity in this Agreement and (e) under no circumstances shall [●] be personally liable for the payment of any indebtedness or expenses of the Issuing Entity or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuing Entity under this Agreement or any other related documents.

In connection with its execution and acting hereunder, the Indenture Trustee shall be entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Indenture.

22.          Each Exchange Note Separate; Assignees of Exchange Note. Each party hereto acknowledges and agrees (and each holder or pledgee of the Exchange Note, by virtue of its acceptance of such Exchange Note or pledge thereof acknowledges and agrees) that (a) the Closed-End Collateral Specified Interest is a separate series of the Titling Trust as provided in Section 3806(b)(2) of Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code Section 3801 et seq., (b) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to (i) the Exchange Note or the related 20[●]-[●] Reference Pool shall be enforceable against such Reference Pool only and not against any Other Reference Pool or the

Warehouse Facility Pool or any Unencumbered Reference Pool and (ii) any Other Exchange Note, any Other Reference Pool, the Warehouse Facility Pool or any Unencumbered Reference Pool shall be enforceable against such Other Exchange Note, Other Reference Pools, the Warehouse Facility Pool or Unencumbered Reference Pool only, as applicable, and not against the Exchange Note or any Closed-End Units included in the 20[●]-[●] Reference Pool, (c) except to the extent required by law, the Closed-End Units included in the Warehouse Facility Pool, Closed-End Units included in any Unencumbered Reference Pool or Closed-End Units included in any Other Reference Pool with respect to any Other Exchange Note (other than the Exchange Note transferred hereunder which is related to the 20[●]-[●] Reference Pool) shall not be subject to the claims, debts, liabilities, expenses or obligations arising from or with respect to the Exchange Note in respect of such claim, (d) no creditor or holder of a claim relating to (i) the Exchange Note or the related 20[●]-[●] Reference Pool shall be entitled to maintain any action against or recover any assets allocated to any Other Reference Pool, the Warehouse Facility Pool, any Unencumbered Reference Pool or any Other Exchange Note or the assets allocated thereto, and (ii) any Other Reference Pool, the Warehouse Facility Pool, any Unencumbered Reference Pool or any Other Exchange Note other than the Exchange Note related to the 20[●]-[●] Reference Pool shall be entitled to maintain any action against or recover any assets allocated to the 20[●]-[●] Reference Pool, and (e) any purchaser, assignee or pledgee of an interest in the 20[●]-[●] Reference Pool or, the Exchange Note, must, prior to or contemporaneously with the grant of any such assignment, pledge or security interest, (i) give to the Titling Trust a non-petition covenant substantially similar to that set forth in Section 11.10 of the Titling Trust Agreement, and (ii) execute an agreement for the benefit of each holder, assignee or pledgee from time to time of any Other Exchange Note to release all claims to the assets of the Titling Trust allocated to the Warehouse Facility Pool, any Unencumbered Reference Pool and each Other Reference Pool and, in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against the assets of the Titling Trust allocated to the Warehouse Facility Pool, any Unencumbered Reference Pool and each Other Reference Pool. Pursuant to Section 3.1(a) of the Intercreditor Agreement, on the date hereof, each party hereto shall enter into a Joinder Agreement to the Intercreditor Agreement as a new Interest Holder, and shall deliver an executed copy of such Joinder Agreement to each party to the Intercreditor Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 20[●]-[●]

By:	[●], not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

S - 1

WORLD OMNI FINANCIAL CORP., as Administrator

By:
Name:
Title:

S - 2

[●], as Indenture Trustee

By:
Name:
Title:

S - 3